EXHIBIT 10.1
October 24, 2006
Ms. Robin Marino
[Address]

Re:	Modification of Employment Arrangement
Dear Robin:
The Compensation Committee of the Board of Directors of Martha Stewart Living Omnimedia, Inc. (the “Company”) has approved a modification (the “Modification”) to your original employment letter, which was filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K dated June 10, 2005 (the “Original Agreement”).
Pursuant to the Modification, the Company will reimburse you for all rent paid by you, up to a maximum of $50,000 per fiscal year, for your residence in Manhattan, which you have obtained for the purpose of being closer to your office. The Company has agreed to pay all rent accrued since January 1, 2006, resulting in an estimated payment to you of $48,000 for fiscal 2006. It is understood and agreed that the Modification applies only so long as you remain an employee of the Company and maintain the Manhattan residence to be closer to the office. The Modification shall terminate if you move your primary residence closer to Manhattan.
Any amounts paid to you pursuant this Modification will be fully taxable. Notwithstanding the foregoing, payments pursuant to this Modification do not comprise part of your base salary or bonus pursuant to the Original Agreement and are expressly excluded from calculations for any potential payments to you under the Company’s 2005 Executive Severance Pay Plan.
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Please indicate your acceptance of and agreement to the terms and conditions herein by signing and returning the enclosed copy of this letter.

Very truly yours, /s/ Howard Hochhauser Howard Hochhauser Chief Financial Officer

Agreed to and Accepted:
/s/  Robin Marino

Robin Marino